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                                                                    Exhibit 99.1


                                    APW LTD.
                          EMPLOYEE STOCK PURCHASE PLAN

                                    ARTICLE I

                                     Purpose

The purpose of this Employee Stock Purchase Plan is to provide employees an opportunity to share in the growth of APW Ltd. through a convenient, affordable and systematic method of investment in the Class A Common Stock of APW Ltd. It is believed the Plan will advance the participating employees' realization that their longer-range economic rewards are in some measure directly tied to their individual performance on the job, and that it will provide a greater community of interest between the shareholders and employees of APW Ltd. and certain of its subsidiary corporations.

                                   ARTICLE II

                                   Definitions

2.1   "Plan" means the APW Ltd. Employee Stock Purchase Plan.

2.2 "Company" means APW Ltd. and any of its subsidiaries to which APW Ltd. and such respective subsidiaries shall make this Plan applicable.

2.3 "Employee" means any person, including an officer, who scheduled to work at least 1,000 hours per year.

2.4 "Eligible Employee" means an Employee of the Company who is eligible for Participation in the Plan in accordance with Article III.

2.5 "Participant" means an Eligible Employee who has elected to participate in the Plan in accordance with Article IV.

2.6 "Plan Administrator" shall mean Firstar Trust Company, or such other party or entity appointed by the Company to administer this Plan.
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2.7   As used herein, "Shares" shall mean Class A Common shares of APW Ltd.

                                   ARTICLE III

                                   Eligibility

3.1 Except as provided in Section 3.2 below, any Employee of the Company shall be eligible to participate in the Plan.

3.2 The following classifications of Employees shall not be eligible to participate in the Plan unless otherwise determined by the Company: temporary employees, employees included in a unit of employees covered by an agreement which the Secretary of Labor finds to be a collective bargaining agreement between employee representatives and one or more employers, if there is evidence that retirement benefits were the subject of good faith collective bargaining, and employees who are nonresident aliens and who receive no earned income from the Company constituting United States source income. The Company may authorize some or all of the individuals in these classifications to participate in the Plan (e.g., employees in a particular bargaining unit or employees working in a particular country).

                                   ARTICLE IV

                                  Participation

4.1 An Eligible Employee may at any time elect to enroll as and become a Participant by filing a payroll deduction authorization with the Human Resources Department in accordance with rules established by the Plan Administrator.

4.2 Payroll deduction for a Participant shall commence on the date when his or her payroll deduction authorization becomes effective and shall end at such time as the Plan shall be terminated unless sooner terminated by the Participant as provided herein.

4.3 A Participant who ceases to be an Eligible Employee, although still employed by the Company, shall be deemed to discontinue his or her participation in the Plan, and he or she shall have the rights provided in
      Article X. A Participant shall not cease to be an Eligible Employee solely due to a temporary layoff or authorized leave of absence, or other temporary interruption in the Participant's status as an Eligible Employee.

4.4   Participation in the Plan shall be entirely voluntary.

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                                    ARTICLE V

                               Payroll Deductions

5.1 Upon enrollment, a Participant shall elect to make contributions to the Plan by payroll deductions (in full dollar amounts and in amounts calculated to be as uniform as practicable throughout the period of the
      Plan). The maximum payroll deduction shall be $300 per month unless otherwise determined by the Plan Administrator. The minimum payroll deduction shall be $20 per month.

5.2 All payroll deductions made for Participants shall be recorded by the Company through the final pay period of the month, after which time the Company shall transfer all Participants' deductions to the Plan Administrator for the sole purpose of making the Share investments provided hereunder. The Participant may not make any separate cash payments into such account.

5.3 A Participant may terminate his or her payroll deduction by completing an amended payroll deduction authorization and filing it with the Human Resources Department. The Participant's account shall remain a part of the Plan until termination of employment, unless the individual requests an in-service distribution in accordance with Article X.

5.4 A Participant may increase or reduce the amount of his or her payroll deduction by completing an amended payroll deduction authorization on the form provided and filing it with the Human Resources Department, in accordance with rules established by the Plan Administrator.

                                   ARTICLE VI

                        Terms and Conditions of Purchases

6.1 Monthly purchases of Shares to fulfill Participants' purchase requirements shall, at the election of the Company, be effected by the Plan Administrator either by the purchase of Shares in the open market or by the purchase of treasury Shares or authorized but (as yet) unissued Shares. Open market purchases may be made over a period of not more than 10 days at the election of the Plan Administrator.

6.2 The Plan Administrator shall, as soon as practicable following the final payroll period in a month and the determination of the applicable purchase price as provided for under this Article VI, effect the purchase of as many full Shares as the total aggregate Participants' funds allow.

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6.3   The Participant's purchase price of Shares purchased in the open market shall be the average of the actual market purchases made by the Plan Administrator for the applicable month, less any discount as provided for in Article VII.

6.4 The Participant's purchase price of treasury Shares or authorized but unissued Shares shall be 100% of the average of the daily closing price for the Shares for the last 10 trading days of each month, less any discount as provided for in Article VII. If there is no trading of the Shares on the market (or if trading is halted or suspended) for a substantial period during any such days or day, the purchase price shall be determined by the Company on the basis of such market quotations as it deems appropriate.

6.5 No Shares will be purchased under the Plan at less than the par value of the Shares.

6.6 When the Plan Administrator has executed the monthly share purchases under the Plan, Shares shall be allocated to each Participant's account in full and fractional shares to 3 decimal places.

                                   ARTICLE VII

                     Discount on Purchases of Company Shares

7.1 At the Company's discretion, Shares may be deemed to be acquired by Participants at a discount not to exceed 10% of the appropriate purchase price.

7.2 The specific discount applicable to a calendar year's purchases under the Plan shall be determined in advance by the Company. However, no discount will be available unless the Company's cash profits per share for the immediately preceding fiscal year have increased at least 15% over the cash profits per share of the fiscal year preceding the most recently completed fiscal year.

7.3 The Company shall transfer to the Plan Administrator an amount equal to the applicable discount at the time of each monthly Share purchase.

                                  ARTICLE VIII

                             Treatment of Dividends

8.1 Any quarterly cash dividends declared by the Company will be calculated on both full and fractional Shares in the Participant's account as of the dividend record date.

8.2 All dividends on Shares held in the Plan will be automatically reinvested in Shares.

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8.3   The purchase Price for Shares acquired by reinvested dividends shall be determined by the same methods as are established in Article VI, but without any discount.

8.4 Although the Company contemplates the continuation of quarterly cash dividend payments, the payment of dividends will depend upon future earnings, the financial condition of the Company and other factors.

                                   ARTICLE IX

                           Treatment of Plan Expenses

9.1 The Company shall assume the cost of all brokerage commissions or service charges for purchases of Shares under the Plan. In addition, the Company shall pay all costs incurred in the establishment and administration of the Plan.

9.2 Costs incurred by the Company or the Plan Administrator (e.g., brokerage commissions or other fees) for the sale of Shares at the request of a Participant or in compliance with any other provisions established herein, will be charged against the account of the Participant.

                                    ARTICLE X

                        Death, Withdrawal or Termination

10.1 In the event of death of a Participant, the person or persons specified as beneficiary in Article XIV may give notice to APW Ltd. within 60 days of the death of the Participant requesting a certificate for whole shares and a cash payment for any fractional share in the Participant's account. If no such notice is received by APW Ltd. within said 60 days, the Company shall direct the Plan Administrator to sell the shares in the Participant's account in the open market and distribute the cash proceeds, net of any brokerage commissions or other fees incurred in the sale transaction.

10.2 Upon termination of the Participant's employment for any reason other than the death of the Participant, the Participant may give notice to the Company within 60 days of the effective termination date requesting a certificate for whole shares and a cash payment for any fractional share in the Participant's account. If no such notice is received by APW Ltd. within said 60 days, the Company shall direct the Plan Administrator to sell the shares in the Participant's account in the open market and distribute the cash proceeds, net of any brokerage commissions or other fees incurred in the sale transaction.

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10.3  A Participant may withdraw a portion or all of the whole shares in his or her account at any time by filing a written request for a certificate with the Plan Administrator. The Plan shall not provide for automatic reinvestment of future dividends on any shares withdrawn from the Plan.

10.4 A Participant may request the sale of a portion or all of the whole shares in the Participant's account by filing a written request with the Company or the Plan Administrator. As provided in Article IX, expenses incurred in connection with the requested sale of shares will be borne by the Participant.

10.5 The Company shall distribute to the Participant (or Beneficiary) any payroll deduction amounts held for a Participant's benefit, and not yet applied to the purchase of shares, at the time the Participant's account is closed under the Plan for any reason.

10.6 The Company may direct that distributions to a Participant be made in cash, without giving the Participant an opportunity to receive Shares, if the Company determines that a cash distribution is necessary to comply with securities or other laws.

10.7 In the event a Participant sells Shares withdrawn from the Plan (including any sales effected by the Plan Administrator on behalf of the Participant), the Company has discretion under the Plan to require the Participant to suspend further plan purchases for a period of time determined by the Company.

                                   ARTICLE XI

                              Amendment of the Plan

11.1 The Company may at any time amend, suspend or terminate the Plan. Upon termination, certificates for whole shares held in the Participant's account under the Plan will be issued, a cash payment will be made for any fraction of a share and the account will be closed.

                                   ARTICLE XII

                               Nontransferability

12.1 Neither payroll deductions effected by the Company pending the monthly purchase of shares nor the shares held in a Participant's Plan account may be transferred, assigned, or pledged by the Participant while those assets are held in or appropriated for the Plan account.

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12.2  If a Participant wishes to transfer or pledge shares held in a Plan account, the Participant must first request that a certificate be issued for the number of Plan account shares which the Participant wishes to transfer or pledge. Upon receipt of such certificate, a transfer or pledge of the shares represented by the certificate may be made by the Participant in the usual manner of transfer.

                                  ARTICLE XIII

                                  Use of Funds

13.1 All payroll deductions received and/or temporarily held by the Company pending the monthly purchase(s) of shares under this Plan may be used by the Company for any corporate purposes and the Company shall not be obligated to segregate such payroll deductions.

13.2 The Plan makes no provision for the payment of interest on a Participant's payroll deductions, since the Plan provides for and anticipates the regular, monthly investment of the Participant's funds in shares of the Company's stock.

                                   ARTICLE XIV

                             Beneficiary Designation

A Participant may file a written designation of beneficiary (in form prescribed by the Plan Administrator) who shall receive payment of any accumulated payroll deductions and who may elect either to receive a certificate evidencing the Participant's Shares or to sell the Shares in the Participant's account in the event of such Participant's death prior to distribution of such Shares and cash. Such designation of beneficiary may be changed by the Participant at any time by written notice delivered to the Plan Administrator in form prescribed by the Plan Administrator. If upon the death of a Participant there is no surviving beneficiary duly designated as provided, the Company shall deliver accumulated payroll deductions, if any, and the Plan Administrator shall deliver a certificate for whole Shares and a cash payment for any fractional Shares, to the executor or administrator of the estate of the Participant.

                                   ARTICLE XV

                             Registration of Shares

The offering of the Shares hereunder may be subject to the effecting by APW Ltd. of any registration of the Shares under any federal or state law or the obtaining of the consent or

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approval of any governmental regulatory body which APW Ltd. shall determine, in its sole discretion, is necessary or desirable as a condition to, or in connection with, the offering or the issue or purchase of the Shares covered thereby. APW Ltd. shall make every reasonable effort to effect such registration or qualification or to obtain such consent of approval.

                                   ARTICLE XVI

                                Voting of Shares

A proxy card will be forwarded to each Participant prior to any Shareholders' Meeting representing both the number of Shares registered in the Participant's name and the number of full Shares credited to the Participant's Plan account. All such Shares will be voted in accordance with the Participant's instructions on the proxy cards.

                                  ARTICLE XVII

                                 Administration

17.1 The Plan shall be administered by the Plan Administrator which is appointed by the Company and which may be removed by the Company upon not less than 30 days notice.

17.2 The Plan Administrator shall maintain Plan records and periodically provide statements of account to the Participants, individually, and to the Company in the aggregate. The Plan Administrator shall also file all required tax information, reports and returns.

17.3 The Plan shall be interpreted and construed by the Company in its sole discretion. The Company shall have the authority to issue, amend, and revoke rules and regulations under the Plan, to prescribe forms, and to establish reasonable notice periods, including the revisions of any such periods described in the Plan, and to take any other action necessary or desirable to administer the Plan to accomplish its purposes.

                                  ARTICLE XVIII

                                  Miscellaneous

18.1 Participation in the Plan does not constitute a guaranty or contract of employment with the Company and shall, in no way, interfere with any rights of the Company to determine the employee's employment with the Company.

18.2 The Company shall indemnify and hold harmless the Plan Administrator against all liabilities, losses, costs, and expenses, including reasonable attorney's fees, incurred or

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suffered by the Plan Administrator in connection with its management or administration of the Plan; provided, however, that such indemnity shall not extend to the willful misconduct or gross negligence of the Plan Administrator.

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